March 14, 2016

Mr. Francois Delepine
22229 Hammond Way
Cupertino, CA 94015

Dear Francois:

This letter agreement (“Agreement”) sets forth the terms and conditions applicable to the performance of consulting services (“Services”) by you (“Consultant”) on behalf of Trimble Navigation Limited (the “Company”). Pursuant to this contract, Consultant will perform services relating to the following Scope of Work (“Scope of Work”):

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consulting services in connection with the transition of the Company’s chief financial officer position, including providing advice, information and assistance to the Company’s new chief financial officer and corporate finance organization, on a regular basis and as reasonably requested.

For services pursuant to the above Scope of Work, Consultant will be paid a fixed fee of $200,000 for the term of this Agreement, to be billed as follows: a first installment of $100,000 to be paid on April 22, 2016 and a second installment of $100,000 to be paid on June 8, 2016. As further consideration for the services to be provided hereunder, Consultant shall be deemed to be a “Service Provider” for purposes of the Company’s Amended and Restated 2002 Stock Plan and shall vest in 2,944 shares subject to the Initial Equity Award (as defined in your Executive Severance Agreement) granted to you on June 2, 2014 on June 2, 2016 so long as (i) this Agreement is still in effect on such date and (ii) the Settlement Agreement and Release of All Claims (“Release Agreement”) dated March 14, 2014 is in full force and effect and you have not received notice from the company that you are in material breach thereof as of such date.
The term of this Agreement is from the date of this Agreement until June 8, 2016. The Company may terminate this Agreement upon written notice only if the Consultant is in material breach of any terms of the Agreement. If terminated, the Consultant is entitled to be paid any unpaid compensation earned before the date of termination, and to be reimbursed for prior approved expenses incurred before the date of termination, and to no other compensation. Neither the expiration nor the termination of this Agreement shall relieve either party of any payment or other obligation incurred prior to such termination or expiration.

Consultant represents and warrants that Consultant has no contracts or commitments with any other party that would interfere with Consultant’s performance under this Agreement, or which would constitute a conflict of interest in Consultant’s availability for or performance of the work contemplated in this Agreement.

Other than in the performance of this Agreement, Consultant shall not use or disclose to any person or entity any confidential information of the Company (whether in written, oral, electronic or other form), which is obtained from the Company or otherwise prepared or discovered in the performance of this Agreement. This obligation of confidentiality shall not apply to any information that: (i) is rightfully known to Consultant prior to disclosure by the Company without restrictions on disclosure, (ii) is rightfully obtained by Consultant from any third party without restrictions on disclosure, (iii) is or becomes available to the public without restrictions; or (iv) is disclosed by Consultant with the prior approval of the Company.

Consultant hereby declares that he is engaged in an independent business and that he will perform his obligations hereunder as an independent contractor and not as the agent or employee of the Company or Company member companies. Consultant agrees that he will be solely responsible for all matters relating to tax and social security payments. Consultant may not delegate or assign any of his rights or duties under this Agreement unless consented to in writing by the Company. Any purported delegation or assignment in contravention of the above prohibition shall be void.

This Agreement sets forth the entire understanding of the parties regarding its subject matter, and completely supersedes and negates any other related prior or contemporaneous representations, understandings or agreements (other than the Release Agreement ). No change to this Agreement shall be effective unless in writing and signed by both the Company and Consultant. If any provision of this Agreement is held by a court or arbitrator of competent jurisdiction to be unlawful or unenforceable, the remaining provision ns of this Agreement shall be enforced to the extent possible.

This Agreement shall be governed by and construed under California law without reference to “conflict of laws” principles provisions.

Please do not hesitate to contact me if you have any questions.

Sincerely,

/s/ James A. Kirkland___________________________
James A. Kirkland, Vice President, General Counsel
on behalf of Trimble Navigation Limited

Agreed and Accepted:

/s/ Francois Delepine_______________________________
Francois Delepine

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